SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


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                               General Mills, Inc.
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                (Name of Registrant as Specified in Its Charter)


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The following letter was sent to certain General Mills shareholders beginning on
September 9, 2003.


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[LOGO]
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GENERAL MILLS




September 9, 2003




Dear Shareholder:

Attached is some additional information about the two proxy items you raised concerns about:

Re-election of Paul Walsh
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Paul Walsh was one of two directors appointed by Diageo in accordance with the provisions of the Pillsbury acquisition agreement. Neither Diageo appointed Director serves on Board committees, and both will come off the Board when Diageo sells their General Mills' shares.


2003 Stock Compensation Plan
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We appreciate the opportunity to address the two concerns you have raised:

o    Dilution: Originally, both Institutional Investor Services and Glass,
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     Lewis, & Company, were concerned about the overall level of dilution due to our higher than average past share usage. After extensive review and analysis, they independently concluded that our large outstanding share balance is due to highly unique circumstances. Perhaps more important, they both concluded that the direction the new plan proposes strikes a desirable balance between providing competitive performance incentives and further reducing annual share usage. Both ISS and Glass, Lewis are recommending shareholders approve the proposed Plan.

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                                      - 2 -


It is important to note that our overhang is higher than average for reasons critical to our past success:

     1.   We have granted options to all employees, not just executives.
     2. We had unique ownership building programs in place in the 1990's (which have since been discontinued) that enabled employees to elect stock options in place of traditional cash compensation and benefits as described on Proxy pages 28 and 29.
     3.   We have unusually long stock option vesting and holding periods.
     4.   Stock options have been our only form of long-term compensation.

Our past share usage is far closer to the average for our industry if the discontinued programs and "all employee" stock option grants, both of which were unique in our peer group, are removed from the overhang calculation.

The other unique factor regarding overall dilution that should be considered is the Company's stock buyback philosophy and history. Since 1988 the Company has bought back a total of 73 million shares more than the new shares it has issued as part of its compensation programs. This practice has mitigated actual dilution in the past. We intend to resume this opportunistic buyback of company stock in the next several years once our debt level from the Pillsbury acquisition is brought down to targeted levels.

The following table illustrates how netting out the unique ownership building programs and the impact from our excess share repurchases would bring our overhang down very close to the 14.2% Average of our consumer products peer group:


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                          ADJUSTED OVERHANG PERCENTAGE

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Stock overhang per FY 2003 Annual Report                 77.8 million
+ 2003 Stock Compensation Plan                          +15.0 million
- Cancelled shares from 1998 Plans                       -1.3 million
- Shares from Salary Replacement Grants                 -19.7 million
- Shares from Deposit Stock Option Grants                -2.4 million
- Shares from "All-Employee" Grants                      -4.0 million
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                  Adjusted Stock Overhang                65.4 million

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Current Shares Outstanding                                370 million
+ Excess Share Repurchases                                +73 million
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                  Adjusted Shares Outstanding             443 million

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Adjusted Overhang Percentage                             65.4 MILLION
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                                                          443 MILLION
                                                        =14.8%

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                                      - 3 -


     Duration of Plan: At two years in duration, the proposed 2003 Stock Plan
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     would be, (by far) the shortest authorization in place for any company in our peer group. We proposed a two-year plan after lots of investor feedback and believe it is responsive to the multiple objectives of (1) managing down our stock overhang, (2) maintaining flexibility given the current dynamic nature of executive compensation practices, and (3) avoiding the cost/time investment/disruption of annual requests for additional shares. While we have asked for a 2-year authorization, we have committed to reducing our share usage to no greater than 2% annually (and then only if our performance significantly exceeds our peer group). As we intend to cancel any unused shares once the successor plan is adopted in 2005, the impact on overhang during this timeframe will be no different than had we requested annual 2% authorizations.


We believe our compensation practices have served shareholders well and have been integral to our achievement of total shareholder returns that have significantly exceeded the S&P 500 over the past 5 years, past 20 years, and even the past 50 years. We also believe the proposed 2003 Plan strikes a good balance for shareholders, continuing to provide strong stock incentives while moderating share usage. As a major investor in General Mills' stock, we very much want and need your support of our 2003 Plan. We look forward to answering any additional questions you might have.

                                        Sincerely,